Exhibit 99.1

US LEC ACHIEVES OVER $87 MILLION IN REVENUE, $10 MILLION IN EBITDA AND

SUCCESSFULLY REFINANCES ITS DEBT IN THIRD QUARTER 2004

CHARLOTTE, N.C., (October 29, 2004) - US LEC Corp. (Nasdaq: CLEC), a telecommunications carrier serving businesses and enterprise organizations throughout the Eastern United States, announced today strong financial and operating results for the third quarter of 2004. Highlights include:

•	Successfully executing a private placement of $150 million of Second Priority Senior Secured Floating Rate Notes due 2009, using the proceeds to repay outstanding debt and increase cash

•	Achieving revenue of $87.3 million, after absorbing the impact of the anticipated recent FCC mandated step down in access rates

•	Growing end-customer revenue by $3.5 million over the second quarter of 2004 to $73.0 million, representing 84% of total revenue and a 34% increase over the third quarter of 2003

•	Increasing monthly data revenue to nearly $8 million, accounting for 27% of total revenue for the quarter

•	Reaching EBITDA of $10.4 million, or 12% of total revenue

•	Increasing the number of business class customers by over 48% year-over-year and by 100% over year end 2002 to cross the 20,000th business class customer milestone

Revenue for the quarter ended September 30, 2004, totaled $87.3 million, a 9% increase compared with $79.7 million for the quarter ended September 30, 2003. EBITDA for the third quarter of 2004 was $10.4 million, compared with $10.4 million in the third quarter of 2003. For the quarter ended September 30, 2004, both revenue and EBITDA were negatively impacted by a $10.5 million decrease in carrier revenue, compared to the quarter ended September 30, 2003, primarily caused by the continued downward trend of access rates including the recent FCC mandated interstate access rate step down. The net loss applicable to common stockholders was ($13.4) million, or ($0.45) per share (diluted), which included ($0.16) per share for charges related to the repayment of our senior credit facility and subordinated notes, on 30.0 million weighted average shares outstanding for the quarter ended September 30, 2004, compared with the net loss applicable to common stockholders of ($8.4) million, or ($0.31) per share (diluted), on 27.2 million weighted average shares outstanding for the third quarter of 2003.

Revenue for the nine months ended September 30, 2004 were $264.1 million, a 14% increase compared with $231.1 million for the nine months ended September 30, 2003. EBITDA for the nine months ended September 30, 2004, was $34.6 million compared with $29.3 million of EBITDA during the same period last year. For the nine month period ended September 30, 2004, both revenue and EBITDA were negatively impacted by a $24.3 million decrease in carrier revenue, compared to the nine months ended September 30, 2003, primarily caused by the continued downward trend of access rates including the recent FCC mandated interstate access rate step down. The net loss applicable to common stockholders was ($25.7) million, or ($0.86) per share (diluted) on 29.9 million weighted average shares outstanding for the nine months ended September 30, 2004, compared with a net loss applicable to common stockholders of ($24.7) million, or ($0.92) per share (diluted), on 27.0 million weighted average shares outstanding for the nine months ended September 30, 2003.

“US LEC’s third quarter success was due to a continued focus on our customers, consistently strong execution, continued progress with product penetration and disciplined spending,” said Aaron Cowell, president and CEO of US LEC. “During the quarter, we announced several new data products, increased US LEC’s business class customer base by approximately 6% and maintained a retention rate of over 98%. This growth resulted in a 30% year-over-year increase in total active channels, including 58% growth in data channels compared to the same quarter last year.”

Cowell continued, “As one of only a few successful debt offerings in the competitive carrier space this year, US LEC’s $150 million private placement underscores the value that the financial markets recognize in our model and in our results. With fewer restrictive operating covenants in our indenture, we are better positioned to evaluate various options to augment our current growth.”

“We continued to execute our proven business model, and our numbers remained strong even with the FCC-mandated reduction in inter-carrier access, which resulted in revenue and EBITDA being negatively impacted by a $10.5 million decrease in carrier revenue over the quarter ending September 30, 2003,” added Michael Robinson, executive vice president and CFO of US LEC. “Most notably, our end-customer revenue increased to $73 million, or 84% of total revenue, and we again achieved over $10 million EBITDA for the quarter. In addition, with our focus on growing the data business, we were able to increase data revenues to more than 27% of total revenue - a 6% increase over the previous quarter and nearly doubling year over year.”

“Regarding the recent private placement, most of the net proceeds were used to repay our existing senior credit facility and senior subordinated notes. With no principal payments due until 2009, the remainder of the proceeds increased our existing cash position to over $50 million, providing us with greater liquidity to fund future growth and profitability. We were extremely pleased to continue our seven year pattern of being able to access the capital markets.”

Conference Call Information

US LEC Corp. will hold a conference call to discuss this press release on October 29, 2004 at 1:00 PM ET. A live broadcast of the conference call will be available online at www.uslec.com, and www.fulldisclosure.com. To listen to the live call, visit either web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephone replay will be available shortly after the call through the close of business on November 3, 2004. A replay via webcast will be available through November 29, 2004.

About US LEC

Based in Charlotte, NC, US LEC is a leading telecommunications carrier providing integrated voice, data and Internet services to medium and large businesses and enterprise organizations throughout 15 Eastern states and the District of Columbia. US LEC’s services include local and long distance calling services, Voice over Internet Protocol (VoIP) service, advanced data services such as Frame Relay, Multi-Link Frame Relay and ATM, dedicated and dial-up Internet services, managed data solutions, data center services and Web hosting. US LEC also provides selected voice services in 27 additional states and selected data services nationwide. For more information about US LEC, visit http://www.uslec.com.

Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Forward-Looking

Statements and Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2003, and in subsequent reports, which are on file with the Securities and Exchange Commission.

US LEC is a registered service mark of US LEC Corp. US LEC and Design(R) is a registered service mark and trademark of US LEC Corp.

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US LEC Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenue	$87,262	$79,723	$264,082	$231,130
Network Expenses (excluding depreciation and amortization shown below)	44,016	38,267	127,788	109,946
Depreciation and Amortization	12,570	12,960	36,877	36,766
Charges Related to Early Extinguishment of Debt	2,375	—	2,375	—
Selling, General and Administrative Expenses	32,876	31,056	101,664	91,927

Loss from Operations	(4,575)	(2,560)	(4,622)	(7,509)
Net Interest Expense (1)	4,851	2,060	9,279	6,051

Net Loss	(9,426)	(4,620)	(13,901)	(13,560)

Preferred Stock Dividends	(3,857)	(3,634)	(11,401)	(10,742)
Preferred Stock Accretion of Issuance Costs	(148)	(139)	(436)	(411)

Net Loss Attributable to Common Stockholders	$(13,431)	$(8,393)	$(25,738)	$(24,713)

Net Loss Attributable to Common Stockholders Per Common Share
Basic and Diluted	$(0.45)	$(0.31)	$(0.86)	$(0.92)

Weighted Average Number of Shares Outstanding
Basic and Diluted	30,045	27,176	29,884	27,002

(1)	Costs included in net interest expense include accelerated interest accretion related to subordinated note discount of $2,041 and credit facility termination fee of $255 as of September 30, 2004.

EBITDA consists of earnings (loss) before interest income and expense, cost related to early extinguishment of debt, income taxes, depreciation and amortization. EBITDA as used by the Company may be different than similarly used measures by other companies and is not a measure of financial performance under GAAP. Management believes EBITDA is a useful measure of the Company’s liquidity and is used by investors and analysts to evaluate companies in our industry. EBITDA is reconciled to net cash provided by operating activities as follows:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Loss from Operations	$(4,575)	$(2,560)	$(4,622)	$(7,509)
Charges Related to Early Extinguishment of Debt	2,375	—	2,375	—
Depreciation and Amortization	12,570	12,960	36,877	36,766

EBITDA	10,370	10,400	34,630	29,257
Changes in Working Capital	(7,701)	5,123	(14,546)	17,593
Net Interest Expense (1)	(4,851)	(2,060)	(9,279)	(6,051)
Miscellaneous Other	2,823	(1,079)	2,866	(448)

Net Cash Provided by Operating Activities	$641	$12,384	$13,671	$40,351

	11.88%	13.05%	13.11%	12.66%

US LEC Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Data)

(Unaudited)

	September 30, 2004	December 31, 2003
Assets
Cash and cash equivalents	$50,606	$43,126
Restricted cash	169	61
Accounts receivable, net	62,505	48,294
Property and equipment, net	154,953	165,793
Deferred income taxes	617	346
Other assets	28,163	27,679

Total Assets	$297,013	$285,299

Liabilities and Stockholders’ Deficiency
Accounts payable	$21,212	$20,343
Notes payable	87	1,300
Deferred revenue	13,861	14,046
Accrued network costs	29,650	25,088
Accrued expenses	21,217	24,264
Deferred income taxes	617	346
Long-term debt	149,250	125,818

Total Liabilities	235,894	211,205

Series A Redeemable Convertible Preferred Stock	257,093	245,255
STOCKHOLDERS’ DEFICIENCY
Common Stock - Class A	301	297
Additional paid-in capital	91,773	90,852
Accumulated Deficit	(288,048)	(262,310)

Total Stockholders’ Deficiency	(195,974)	(171,161)

Total Liabilities, Preferred Stock and Stockholders’ Deficiency	$297,013	$285,299

US LEC Corp. and Subsidiaries

Quarterly Statistical Highlights

(Unaudited)

	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003
Revenue (in 000s):
Total revenue	$87,262	$91,633	$85,186	$79,695	$79,723
End-customer revenue (1)	$72,953	$69,425	$66,807	$58,183	$54,433
Data revenue	$23,449	$22,132	$20,596	$14,417	$11,821
Customers:
Total Customers	36,672	36,045	35,951	35,172	13,970
Business Class Customers	20,631	19,397	18,244	16,814	13,970
Business Class Customers Purchasing Data Services	12,048	11,037	10,283	9,247	5,934
Shared Hosting/Dial Up Customers	16,041	16,648	17,707	18,358	—
Active Channels (2):
Voice	404,169	381,905	358,338	350,073	336,035
Data	284,830	273,009	257,186	160,287	142,950

Total active channels	688,999	654,914	615,524	510,360	478,985

Statistical Data:
Switching centers in service	27	27	27	27	26
Number of employees	1,034	1,054	1,030	1,016	934
Number of sales and sales support employees	451	458	438	412	397

(1)	Includes local, long distance and data revenue from end-customers.

(2)	As of March 31, 2004, the channels for the customer base acquired from Fastnet Corp. are included in Active Channels. Dial-up Internet Access and hosting are not included in Active Channels.